Exhibit 97.1

IONEER Executive Incentive Compensation Clawback Policy (Nasdaq: Policy for the Recovery of Erroneously Awarded Compensation) Document number: Revision: 0

REV	PREPARED	REVIEWED	APPROVED	DATE	DESCRIPTION
0	Ken Coon	Remco	Remco	1/10/23	Original

Document Information
Originating Department:	Applicable Departments:
Review Frequency:	Task Training Required (500-23):
Reference Documents:
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Applicable Policies & Regulations:
Title:	Description:

1	PURPOSE

The purpose of this Executive Incentive Compensation Clawback Policy is to describe circumstances in which the Company will recover Erroneously Awarded Compensation and the process for such recovery.  This Policy is implemented as an appropriate good governance step and is intended to meet United States (US) regulatory requirements as well as shareholder expectations that exist in Australia and the US.1

2	GOVERNANCE

This Policy shall be administered by the Nomination & Remuneration Committee.  Recommendations made by the Committee and adopted by the Board of Directors shall be final and binding on all affected individuals.

Remco may recommend amendments to this Policy, for adoption by the Board, in its discretion and as it deems necessary or advisable to reflect regulations adopted in the jurisdictions in which the Company operates and/or meet the expectations of shareholders in various jurisdictions.  It is required that this Policy be interpreted in a manner that is consistent with legal and regulatory requirements in any jurisdiction in which the Company operates.  If a circumstance arises where a potential erroneous award was granted and both this Policy as well as regulatory requirements apply the regulatory requirements will have precedent and will be followed.

1 This Policy is intended to comply with (a) Section 954 of the Dodd-Frank Wall Street Reform Act of 2010, as codified in Section 10D of the Exchange Act, and implemented by Rule 10D-1thereunder adopted by the Commission and (b)Rule 5608 of the Nasdaq Stock Market LLC Rules.

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3	DEFINITIONS

For purposes of this Policy, the following terms shall have the meanings set forth below.

a. “Board” means the Board of Directors of the Company.

b. “Remco” means the Nomination & Remuneration Committee of the Board.

c. “Company” means ioneer Ltd and its’ subsidiaries.

d. “Compensation Eligible for Recovery” means Incentive-based Compensation received by an individual, which is further described in Section 4.

e. “Effective Date” means October 1, 2023.

f. “Erroneously Awarded Compensation” means the Compensation Eligible for Recovery less the amount of such compensation as it would have been determined based on the restated amounts, computed without regard to any taxes paid.

g. “Executive Officer” is defined in Section 4.

h. “Incentive-based Compensation” is defined in Section 4.

i. “Key Management Personnel (KMP)” is defined in Section 4.

j. “Policy” means this Policy for Executive Incentive Compensation Clawback, and may also be referred to as the Recovery of Erroneously Awarded Compensation Policy for US regulatory and Nasdaq requirements.

k. “Recovery Period” means the three completed fiscal years immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

l. “Restatement Date” is the date the Committee concludes, or reasonably should have concluded, that the Company should undertake the recovery of Erroneously Awarded Compensation.

m. “Triggering Event” is any circumstance that arises involving an incorrect, or potentially in correct statement of a financial measure or Company incentive target or individual misconduct where the CFO determines that investigation is appropriate that might warrant recovery of erroneously awarded funds.

4	SCOPE OF INDVIDUALS & TYPE OF COMPENSATION COVERED

This Policy applies to Key Management Personnel (KMP), also referred to as Executive Officers and these terms may be used interchangeably.  Key Management Personnel and Executive Officers include individuals reporting directly to the Managing Director of the Company or who may hold a position which performs a significant policy-making function.  This would also include the Executive Chair of the Board, although the role does not report to the Managing Director.

Compensation covered by this Policy is the incentive-based portion of compensation including but not limited to annual short-term awards and long-term awards that are tied to established Company objectives or a restatement of Financial Reporting whether it was a specific measure as part of an incentive award program or not.  Time based awards may also be covered in cases of individual misconduct.

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5	CIRCUMSTANCES TRIGGERING A REVIEW OF POTENTIAL RECOVERY

The Chief Financial Officer will report promptly any circumstance that may potentially trigger recovery of previous incentives awards that may have been awarded erroneously.  The following are intended to be examples of such circumstances.

-	A restatement of any financial measure or target that an incentive award was based upon.

-	A restatement of the Company’s financial statements even though the restatement did not involve a metric that was explicitly part of an incentive award calculation.

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The serious or gross misconduct, fraud, bribery, severe reputational damage, and any other deliberate, reckless, or unlawful conduct that may have a serious adverse impact on ioneer Ltd., its reputation, customers, the environment, or its people which has resulted in dismissal, or the Board considers at its discretion would have justified the dismissal.  In exceptional cases, Remco may determine that recovery of incentive awards is appropriate though dismissal does not occur.

Upon review and investigation Remco will determine the nature of the circumstance and whether a triggering event occurred and whether recovery is warranted.  In circumstances where Remco determines that the circumstances of a triggering event should result in the recovery of awards, Remco shall establish a Restatement Date and shall review the circumstances of the incident and their investigation with the Board for final determination.

The Restatement Period will be three completed fiscal years immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

6	DETERMINING ERRONEOUSLY AWARDED COMPENSATION TO BE RECOVERED AND METHOD OF RECOVERY

Provided the Board determines a triggering event has occurred, the Chief Financial Officer shall promptly (but in any event within ninety (90) days following the Restatement) calculate the Erroneously Awarded Compensation for each affected individual, which calculation shall be reviewed with Remco and subject to Board approval.

The Company will determine, in its sole discretion, the method of recovering Erroneously Awarded Compensation considering all facts and circumstances (including the time value of money and cost to shareholders by delayed recovery).  The method of recovery must comply with Rule 5608 of the Nasdaq Market LLC Rule provided the circumstances of the erroneous award are of a nature governed by Rule 5608.

7	COMMUNICATING ERRONEOUSLY AWARDED COMPENSATION

Promptly following the Board’s approval of the Erroneously Awarded Compensation, Remco shall notify in writing everyone who received Erroneously Awarded Compensation.

8	NO INDEMNIFICATION

The Company shall not indemnify any current or former Key Management Personnel against the loss of Erroneously warded Compensation, and shall not pay, or reimburse any current or former Executive Officers for premiums for any insurance policy to fund such Executive Officer’s potential recovery obligations.

The Board intends that this Policy will be applied to the fullest extent allowable under applicable law.  As a result, the Board may require that an equity award or compensation contained in any employment agreement, equity award agreement, or similar agreement entered into on or after this Policy’s Effective Date be contingent upon compliance with the terms outlined herein.

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9	EFFECTIVE DATE

This Policy is effective 1 October 2023.  For individual KMP appointments after this effective date, this Policy will apply to Incentive Compensation awarded after the individual assumed her/his role as a KMP.

The Company may amend, revise, or supplement this Policy from time to time in its discretion as it deems necessary or advisable to reflect the regulations and laws applicable to its terms.

10	SUCCESSORS

This Policy shall be binding and enforceable against all current and former Executive Officers and their beneficiaries, heirs, executors, administrators, or other legal representatives for Incentive Compensation awarded after the effective date of this Policy.

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EXHIBIT A

Ioneer Ltd.

Executive Incentive Compensation Clawback Policy

(Nasdaq: Policy for the Recovery of Erroneously Awarded Compensation)

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms the undersigned has received and reviewed a copy of the ioneer Ltd. Incentive Compensation Clawback Policy, which may also be referred to as the Recovery of Erroneously Awarded Compensation for US regulatory purposes (and for the purpose of this acknowledgement referred to as “Policy”).  Capitalized terms used but not otherwise defined in this Acknowledgement Form shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company.  Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation to the Company to the extent required by, and in a manner permitted by, the Policy.

Signed

Name (Printed)

Date

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